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                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128             CONTACT:    Mark A. Fortino
                                                         Chief Financial Officer
                                                         (913) 338-1000


For Immediate Release Tuesday, January 17, 2006

      BLUE VALLEY BAN CORP REPORTS ANNUAL AND FOURTH QUARTER 2005 EARNINGS


Overland Park, Kansas, January 17, 2006 -- Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $4.6 million or fully-diluted earnings per share of $1.91 per share for the year ended December 31, 2005, compared to net income of $1.9 million or $0.82 per share for the same period in 2004. Net income for the fourth quarter of 2005 was $1.4 million, or $0.57 per share, compared to $6,000, or $0.00 per share for the same period in 2004.

"2005 was a transition year for the Company. While our 2004 results were disappointing, 2005 operating results were much improved, driven by a strong increase in our net interest margin throughout the year. However, we are not satisfied with our current return on equity and look forward to carrying the momentum gained in 2005 into 2006 to further improve our financial performance" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

During December 2005, the Company's Board of Directors declared a $0.25 cash dividend on the Company's common stock. The dividend will be paid on January 31, 2006 to shareholders of record as of December 30, 2005.

OPERATING RESULTS

For the twelve-month period ending December 31, 2005, net interest income increased 30.3% to $22.4 million compared to $17.1 million for the same period in the prior year, primarily due to an increase in yield on earning assets. Noninterest income decreased 18.9% to $11.3 million during this period from $13.9 million in the prior year. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume. Noninterest expense decreased 1.6% to $26.1 million compared to $26.6 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations, partially offset by higher operating costs.

For the fourth quarter of 2005, net interest income increased 33.5% to $6.3 million compared to $4.7 million for the same period in the prior year, primarily due to an increase in yield on earning assets. Noninterest income decreased to $2.5 million during this period from $3.2 million in the prior year, a decrease of 20.8% due primarily to lower Loans Held for Sale Income. Noninterest expense decreased 7.3% to $6.6 million compared to $7.1 million in the prior year period. This decrease in noninterest expense relates primarily to lower incentive compensation costs associated with mortgage originations, partially offset by higher operating costs.

Total assets, loans and deposits at December 31, 2005 were $689.6 million, $503.1 million and $529.3 million, respectively, compared to $672.7 million, $507.2 million and $522.6 million one year earlier, respectively, increases of 2.5% and 1.3% for total assets and deposits, respectively, and a 0.8% decrease for loans.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In



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addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements


                              BLUE VALLEY BAN CORP
                               FOURTH QUARTER 2005
                              FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)


                                                      2005             2004
                                                   -----------      -----------
Twelve Months Ended December 31
Net interest income                                $    22,396      $    17,190
Provision for loan losses                                  230            1,965
Non-interest income                                     11,301           13,941
Non-interest expense                                    26,134           26,570
Net income                                               4,569            1,930
Net income per share - Basic                              1.95             0.84
Net income per share - Diluted                            1.91             0.82
Common stock dividend per share                           0.25             0.20
Return on average assets                                  0.66%            0.30%
Return on average equity                                 10.44%            4.69%

Three Months Ended December 31
Net interest income                                $     6,322      $     4,736
Provision for loan losses                                   75              915
Non-interest income                                      2,498            3,156
Non-interest expense                                     6,551            7,069
Net Income                                               1,375                6
Net income per share - Basic                              0.58             0.00
Net income per share - Diluted                            0.57             0.00
Return on average assets                                  0.78%            0.00%
Return on average equity                                 11.92%            0.06%

At December 31
Assets                                             $   689,589      $   672,717
Loans                                                  503,143          507,170
Deposits                                               529,341          522,646
Stockholders' Equity                                    46,105           41,384